TECHMEDIA ADVERTISING, INC.
c/o 62 Upper Cross Street, #04-01
Singapore  058353

Ticker Symbol - (OTCBB:TECM.OB)

NEWS RELEASE

TechMedia Advertising, Inc. Enhances Relationship with Business Partner to Facilitate Digital Media Advertising Platform

Press Release Source: TechMedia Advertising, Inc. on Thursday July 8, 2010

SINGAPORE, July 8, 2010 - TechMedia Advertising, Inc. (OTCBB:TECM.OB), the leading provider of new outdoor media advertising technology in India, today announced the Company has modified its arrangement with long standing business partner Peacock Media Ltd. (“PML”), a provider of Out-Of-Home media products and services.  Under the amended agreement, both parties will be better able to work together and proceed more easily with expediting the execution of their business plans, benefiting from the combined synergies they bring to dominating the fast growing digital outdoor advertising market in India.

TechMedia Advertising and PML are working together with respect to displaying mobile digital advertising platforms in available public transportation buses (the “Business”) and have decided to terminate their former joint venture (JV) Agreement in favor of an Amendment and Termination Agreement, including a Consulting Services Agreement.

Under the new terms, PML has assigned its 15% ownership of the intended JV to TechMedia, including assigning to TechMedia the license for the advertising rights on 10,392 buses that were granted to PML by the Government of the State of Tamil Nadu.  TechMedia will purchase the license and the equipment, hardware and software technology installed on the buses from PML.

In return, PML will be engaged as a consultant to provide certain services as set forth under the Consulting Services Agreement and receive compensation of 15% of the net profits of the Business of the Operating Company, comprised of TechMedia Advertising Mauritius (“TMM”) – a subsidiary of TechMedia Advertising, Inc. - and such other company that is operating the Business, which is intended to be TechMedia Advertising (India) Private Limited, a wholly owned subsidiary of TMM.  Accordingly, TMM shall own 100% ownership of the Operating Company.  Additionally, PML will function as the preferred marketing agency for the Business and receive an agency commission of 15% of the gross of sales for all the advertising business it generates.

“This is a significant milestone for both TechMedia and Peacock Media as it allows both parties to overcome the enormous amount of red tape in India encountered in the last few months in order to set up a new JV company,” said Johnny Lian, Chairman and CEO of TechMedia.

“Now, TechMedia and Peacock can move full steam ahead under this new structure.  In essence, because we have such a strong business model and a strong relationship with Peacock, we have been able to react to this small obstacle with relatively few changes and proceed toward achieving our bigger business goals.  During the past few months, TechMedia has continued to implement its new digital advertising platform and we have seen that the market is ready for us,” added Mr. Lian.

Please refer to the Company’s Form 8-K filed with the SEC on EDGAR, available at www.sec.gov, for a more detailed description of the Consulting Services Agreement.

About TechMedia Advertising, Inc.

TechMedia Advertising, Inc. is the leading provider of new outdoor media advertising technology designed to increase the market presence and brand name awareness of its consumer-oriented corporate clientele in India.  The Company’s proprietary advertising solution is highly scalable and targets the digital out-of-home (DOOH) media market, which is now one of the world’s fastest growing advertising segments, to go beyond the borders of traditional advertising outlets.

Specifically, the Company’s digital-content network management system goes beyond the borders of traditional media to deliver video advertisements, amongst other miscellaneous audio-visual programming including news, sports and movies, to LCD, LED or plasma display screens placed in high-traffic, high-visibility outdoor public spaces.  TechMedia Advertising, Inc. sells its prime advertising space in well populated, as well as previously unexplored, areas including trans-provincial long-distance buses and other targeted locations to reach consumers anytime, anywhere.  For more information, please visit www.techmediaadvertising.com.

For more information, please refer to the Company’s filings with the SEC on EDGAR, available at www.sec.gov.

FORWARD LOOKING STATEMENTS

This news release may include 'forward-looking statements' regarding TechMedia Advertising, Inc., and its subsidiaries, business and project plans.  Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Forward-looking statements are identified by words such as "anticipates," "projects," "expects," "plans," "intends," "believes," "estimates," "targets," and other similar expressions that indicate trends and future events.  Where TechMedia Advertising, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  TechMedia Advertising, Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Contact:

TechMedia Advertising, Inc.
Investor Relations
Carrie Snyder
Tel: (917) 862-0705